UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 17, 2013
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS
Certain portions of this document, including the answers to questions 1, 2, 3, 4, 7, 8, 10, 11, 12, 13, 14, 16, 17, 18, 19, 23, 24, 26, and 27, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, changes in foreign currency rates, or the unpredictable acts of competitors. Attention should be given to other factors identified and discussed in Expeditors' annual report on Form 10-K filed on February 27, 2013. Any forward-looking statement made by Expeditors in this document is based only on information currently available to Expeditors and speaks only as of the date on which it is made. Expeditors undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
SELECTED INQUIRIES RECEIVED THROUGH AUGUST 13, 2013
1.    How should we think about EXPD's philosophy around return of capital to shareholders, inclusive of dividends but specifically as it relates to share repurchases. The company obviously generates ample free cash flow, has relatively low capital investment requirements and not much of a history for M&A. When we couple this with management's recent comments about 'signs of improvement' how should we think about the potential for more meaningful share repurchases going forward as a key use of cash flow, especially since you mention all that IPO money still sitting in the bank?
The best way to understand our approach to capital allocation is to simply look at our history in combination with significant recent economic events (we aren't very good at predicting the future so we won't be guessing about what economic traps lay ahead. We will be prepared for them as best as one can expect). We understand the need and responsibility to return excess cash to shareholders….and before anyone who looks at our cash balances and categorizes us as “ratholers” of cash, they should probably first look at our record of returning cash to shareholders. During the ten year period from 2003 through 2012, we've actually returned nearly $2.1 billion of cash to our shareholders in the form of dividends and stock repurchases. And while it's true we have a lot of cash, our dividend and stock repurchase history isn't a track record of a company that disregards capital allocation considerations. The idea however that buyback or dividend policies drive stock prices up still eludes us. We are not sure that any parallel can be drawn which shows that our stock price is higher because of the nearly $2.1 billion that was returned to shareholders during the last ten years.
Over the years we've had a number of discussions with investors and potential investors on the topic of dividends and share-buybacks and what we here at Expeditors think about capital allocation. These have all been interesting discussions and we're always amazed at just how passionate so many of those with whom we talk propose and defend their positions. The sum and substance of these discussions is that to us, investors seem to hold one of three positions on capital allocation:

1.
Those that believe that share repurchases are the only effective thing to do with “excess cash” (or what Warren Buffett calls “unrestricted cash”) and that aggressively doing so will raise the price of the stock since you are “re-slicing the pie” into larger pieces. Theoretically, the total value of the company doesn't change, but shareholders who opt not to sell, end up with a share value worth more. It's axiomatic that non-selling shareholders will have a great share percentage ownership in the company. Again, theoretically, or at least mathematically, that would result in a higher share price;

2.
Those that believe that a dividend is the most effective way to return cash to shareholders. These investors believe that by increasing dividends, the stock will become more attractive and the price will go up. They also believe that by having been a loyal investor, they should be “given” their share of the earnings to re-deploy as they see fit. One argument made by pro-dividend shareholders is that “Buying back shares rewards the non-believers, i.e. those willing to sell, at the expense of the loyal shareholders, who wish to remain invested;” and

3.
Those that are more concerned with the capital appreciation of their investment. They seem to want cash to be used in the most effective way. They don't seem to be “married” to either of the previous two concepts as to how any excess cash should be given back to shareholders. They just want to see the company do well and the stock value increase. These investors are most concerned with how cash deployment will drive future growth and profits, and how growth in profits will result in more valuable shares.

As a result of these discussions, we've deduced that, “What to do with excess cash lies in the eye of the beholder,” to paraphrase an old saying. In many regards, from our vantage point at least, the debate over whether higher dividends or increased share buy-backs are the best vehicle to return excess cash to shareholders is as close to a corporate finance version of a Miller Lite® commercial as one can get. We think we can tell from your question which side of the Miller Lite® commercial (“Tastes Great/Less Filling”) you root for.

From our experience, those in the “Tastes Great” camp prefer higher dividends and tend not to be as passionate about their positions as their “Less Filling” stock repurchase counterparts. They are however, very firm in their beliefs that regardless of what increases in dividends may do for the stock price, shareholders need to see “their” portion of earnings returned to them. To them this is not only the preferable way, but the best way to return cash to investors. They were also, collectively, not individually, much more vocal about the “Mondo One Time Dividend” last year just before the tax rate on dividends went up. Since then, they remain in the same camp, but don't seem to have as much urgency. Their arguments that we are only returning to them “their” portion of retained earnings is quite compelling. They in turn will deploy their portion of any distributed retained earnings in a way that best suits their individual risk preferences while at the same time allowing them to maintain their investment position in Expeditors. In getting their “shots” into the “Less Filling” crowd, they still argue that point noted previously in this response (i.e. that a company repurchasing shares, chooses to return capital back to those now ex-shareholders, who no longer believe in the company and who either reduced, or sold completely their investment).

Since you appear to be in the “Less Filling” share repurchase crowd, we would point out that mathematically, all things being equal in a perfect Modigliani and Miller1 “assumed” kind of world, the value of each individual shareholder who chooses not to sell their shares would be enhanced. This is because the total number of shares is reduced…i.e. cutting up the pie in fewer, larger slices. This action doesn't make the pie bigger, just the individual's portion of the pie, as there are now fewer slices dividing that pie. Hence the value of the firm would not be impacted by capital structure. That said, we are keenly aware that investors typically buy pieces of the pie, not the whole pie. The only problem with this “assumed world M&M scenario” (efficient markets, no taxes, agency or bankruptcy costs and all information is known by the investors) is that it doesn't exist. But it's a great theory for deciding how to think things might look, bearing in mind that it does create a situation where one isn't forced to confront the totality of reality despite being contained within a Nobel Laureate kind of framework.

Many years ago in this forum, we referred obliquely, as part of a very long and detailed response about another matter,2 to our high school mathematics teacher…the venerable and avuncular Mr. Beck…who taught us a lesson at the time that was most profound. Like most profound lessons, it has found numerous applications in the 40+ years since we were first exposed to it.

One day in a class on factoring equations, Mr. Beck wrote the following fraction on the board:

16
64
Mr. Beck, in one fell swoop of his chalk, “reduced” this fraction to its lowest fractional equivalent by canceling the 6's in both the numerator and the denominator in the following fashion…something we'd never seen before. We were “uber impressed”…we knew we'd just been taught something new…we really didn't understand it, but it looked cool and it appeared to us to be very unique and would have very powerful potential.

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1Franco Modigliani and Merton Miller (M&M) were two economic professors (Nobel Laureates no less… receiving the Nobel distinction in part because of their development of their theorem on capital structure and companies that are valued by the stock market). The theory that the value of a firm is based on future earnings and the riskiness of the firm's assets was first postulated by M&M in the late 1950's. According to M&M, these two factors determine value and are independent of the Company's capital structure (debt versus equity) and whether or not the earnings are paid out in the form of dividends. While much of the real world was “assumed” away in their initial theory (you had to have an efficient (random walk) kind of stock market with no taxes, agency costs, or bankruptcy costs---they were economists after all) their underlying theory has been accepted by many, maybe even by most, financial economists as an almost infallible fundamental of financial economic dogma, underpinning the theoretical arguments for firm valuations….and no, Merton Miller is not related to the Miller Lite®, Millers. We have no idea where he would come down on the “Tastes Great/Less Filing” beer debates, but it sounds like he'd be ambivalent and probably order a white wine.
2We refer you to our response to question 12 in our 8-K dated May 17, 2004.

As we sat in awe, Mr. Beck then taught the real lesson for the day when he pointed out that this was a very reliable technique that would work EVERYTIME. He continued by instructing us as to the kind of scrutiny to which the word EVERYTIME should be subjected. EVERTIME did not mean anytime you have a fraction with the same number in the numerator and the denominator…EVERYTIME meant EVERYTIME you had a fraction of:

16
64
In other words, be careful of applying techniques universally just because you've had one successful experience that upon honest self-reflection, you probably don't completely understand…even though you completely loved the outcome.

Despite the empirical studies and the anecdotal stories that are commonly shared by the various “Taste Great/Less Filing” acolytes, all which seem to invoke the universality of their respective preferences, we think that decisions about capital structure and capital allocation shouldn't be solely predicated on an expectation of what will occur with the stock price. We also think every company needs to formulate their own philosophy of how to return excess cash to shareholders in a way that optimizes corporate interests. We still believe that the best approach for Expeditors is to pursue a responsible policy that includes elements of the three things a company like ours can do with any excess cash, that being; (1) growing dividend payments; (2) regularly buying back shares, particularly when "opportunities" present themselves and (3) investing in our business…investing in our business being our first priority (which by the way, in addition to the nearly $2.1 billion returned to the shareholders from 2003 through 2012 that we mentioned previously, we also invested $663 million over the same period of time). We feel that policy ultimately brings the greatest benefit to shareholders. We have actively done all three of these for years. How best to “ratchet up” one of the three options more significantly than has been done to date to address the “problem” of having excess cash is currently a matter of debate and discussion at Expeditors at the very highest levels, including the Board of Directors.

Anything said beyond this would be making predictions, which, we would hope by now, everyone would know we don't do. We tend to follow Peter Drucker's line of thought “The best way to predict the future is to create it.”

Lastly, we should clarify the comment on the IPO, since we've heard some rather strange permutations of this coming back to us. That answer was given in kind of a cavalier response to a question on what we're going to do with our cash. We made the point that capital in and of itself is not a direct driver of growth in a non-asset model. We obviously don't have the actual proceeds from the IPO in our bank. But...the IPO money provided additional working capital and got some of the pre-IPO owners off of onerous bank and customs guarantees. However, those proceeds, in and of themselves, did not drive growth.

2.    Can you please provide some more detail on your monthly air freight volume trends during 2Q13 as we saw a deceleration in growth from +9% in April to +1% in June. Can you discuss some of the moving parts behind those figures - unusual shipments, different customer mix, weight impact, 2012 comps, EXPD's relative performance vs. industry trends, etc. Also can you please provide some color on how your air freight volume have trended so far in 3Q13? Do you expect your volumes will grow at a higher, lower, similar pace to the industry in 2013 (for both air and ocean)?

We're not sure what kind of “moving parts” discussion would be helpful here. We've always taken a very simple approach to how we look at our business. The numbers pretty much speak for themselves with respect to the year-over-year monthly comparisons. There was more of a percentage airfreight increase in April 2013 compared with April 2012 than in June 2013 compared with June 2012.

Interpreting what these trends mean devolves into a kind of a speculative exercise in interpolation of freight dynamics that we usually leave to others to divine for themselves. Here are the things we see:

•
While the increase percentage trends looks a little odd, the actual underlying sequential monthly increases in air tonnage through the 2013 second quarter followed the monthly patterns we'd expect for a second quarter. In other words, while the monthly percentage increases suggest a year-over-year weakening trend, the monthly distribution of air tonnage throughout the three months of the 2013 second quarter followed the logical patterns we'd expect through the quarter… and the quarter appeared quite healthy to us.

•
During the month of July 2013, airfreight tonnages were up approximately 10% over the amounts moved by airfreight in July 2012. There was a much smaller June-to-July drop-off in airfreight tonnage in 2013 than we experienced in 2012 (the month of June typically being the highest volume month in the quarter because of the number of corporate quarter-ends it represents).

•	Year-over-year August 2013 versus August 2012 airfreight tonnage increased 1%. During the month of August

2013 airfreight tonnages were up 2% from tonnages moved in July 2013.

•	High-tech remains a very big part of our July and August year-over-year increases, but retail, healthcare and oil and energy also posted good gains.

So at this stage, these things seem positive. We're keenly aware that we still have a lot of work to do.

We historically haven't commented much on "industry trends.” We've actually done more of this recently because of some of the underlying changes in carrier dynamics and the high-tech markets. We've been counter to the trends so many times, that we're really more comfortable focusing on those “Expeditors trends” that we feel we can actually do something about.

3.    Any commentary you can give on the competitive backdrop would be helpful. Specifically on the TransPac lane (but also generally), are you seeing increased competition from peers who've traditionally focused on other regions of the world? Are these peers pricing more aggressively in an effort to gain share on new lanes? How sustainable do you think this strategy is? How are you able to win these 'short-term market share battles without losing the long-term profitability wars'? What kind of impact has increased competition had on working capital needs? Is EXPD looking to expand its own geographic presence into new markets or markets that have been less of a focus in the past? If so, which might be they be and how are you going about doing so?

We've been asked these questions a lot lately. Tough competition is nothing new. There has always been tough competition on the Trans Pacific lanes. It is, by its nature, a very intense NVOCC market. It isn't unusual for us to deliberately “lose” business on price or onerous terms and conditions. We may opt to not service some accounts on some lanes when the pricing exercise turns into a “How Low Can You Go” Limbo routine (complete with the refrains of Chubby Checkers singing the Limbo Rock in the background). We tend to bail out on the pricing limbo exercises well before we're forced into some contorted position scraping our backsides on the ground as we attempt to shinny under a negative profitability stick. We should emphasize here that these decisions don't mean we choose to “lose” customers. We try to create relationships of trust and understanding with our customers where we can maintain engagement despite the decisions they feel they need to make in the face of our inability to perform services at rates where we don't feel we can provide the level of customer service we know they expect. We do this by being respectful of their decisions while understanding that we might not always be perceived as the customer's best choice at that time. We reinforce our commitment by being as professional as possible in how we respect our customers' supply-chain decisions when they request that we transition business to another provider. We hate it, but at the end of the day that's part of developing constructive customer relationships. Done correctly, our customers will continue to think of us when new opportunities arise.

Still, it is more usual for us to on-board new customers or increase our business with an existing customer through our active sales and customer retention efforts than it is to lose customers or business on purely pricing issues. We historically gain more share than we lose. While we are aware of competitors being more vocal about their intentions, and we'll certainly protect ourselves, offensively and defensively against vocalizations that are relayed to us, at the end of the day, certainly from a macro prospective, we really haven't noticed any difference in how we're obtaining and retaining customers beyond the normally expected trends.

This is a market where you need to be very careful not to “take” market share at rates that are unsustainable. The funny thing about focusing on one dimensional goals, like market share gains, is that you will get two dimensional results, one of which you've decided doesn't warrant any prospective consideration (i.e. market share gains without regard to sustainable profitability). Ours is a business where you need to have two dimensional success. As we've noted before, in a service business like logistics, gaining market share isn't nearly as important as gaining profitable market share. To us, this is the difference between “taking market share” and having market share “take you.” We'd prefer not to be “taken.” We think our shareholders would agree. Giving the shareholders' money to potential customers to induce them to move freight through our Expeditors network seems somewhat counter-productive…let alone a breach of our fiduciary responsibility and moral obligation to make money for those same shareholders.

Customers' requiring longer trade credit terms is a well-publicized trend, not just in our industry but in all industries. Some competitors seem more willing to abandon sound working capital principles than others. With interest rates low, resorting to short-term bank debt to compensate for extended payment turns might be an acceptable short-term solution, but could prove to be a problematic long-term strategy if and when interest rates rise. We've tried to create an equilibrium by managing cash inflows and outflows and minimizing cash outlays and advances.

With respect to expansion, we continue to explore opportunities in Russia and western Africa. We have a number of places throughout the globe where we can expand our footprint by establishing satellite offices supported and linked into our full-service offices. We should emphasize here that we have no established timetable for opening offices in any of these countries. We've always said that we open new offices by “plan”…as in some markets we actively need to establish a presence to service growing customer demand. In both of these areas, we'd be offering specific services in a way we can ensure compliance with legal requirements. Both these areas would fall more into the “Plan” area. We are also keeping a close eye on a number of other markets where we sense that the right opportunity would allow us to expand. Those opportunities are either the sudden development of a critical mass of business from an existing customer or the right person who walks through the door and wants to buy into the Expeditors culture by expanding the Expeditors network in one of these markets. We know where these markets are, we know what stage of market development we've achieved in each of these locations, and we'll know when to open.

4.    What operational challenges might be posed by an increasing amount of air capacity in passenger bellies vs. dedicated cargo space? How can you adjust your operations to better manage the situation? How should we think about the impact on profitability from the shift?

There are some adjustments that always need to be made as each year presents its own set of unique challenges. We've always shipped freight in passenger belly space, so it's not like we need to re-invent the wheel. We're just doing more as opposed to less of tendering cargo to be moved in passenger bellies. We need to use smaller pallets in many instances, but that is compensated by having more options and more increased capacity to pick from. For instance, the Boeing 777 has turned out to be a very good cargo plan in a passenger/ belly space combined configuration. In fact, it is in many ways superior to the esteemed 747-400 passenger/belly space's configuration. The A-380, by contrast, is not particularly well-suited to carry a lot of cargo in a 450+ passenger configuration.

Another relevant fact is that regardless of what the forwarding industry may think…or want; increasing the amount of cargo space within existing passenger flights and reducing dedicated cargo freighter capacity is the way the international air carrier industry is moving. One major US-based international air carrier discontinued and grounded their dedicated freighter fleet while expanding their emphasize on available cargo belly space on existing and expanded passenger routes. They actually moved more cargo with an extended “all belly” cargo strategy than they were moving using a mix of dedicated freighters and passenger belly space.
Whatever the perception of this shift, we've already made any necessary transitions to accommodate the carriers and our customers. We haven't seen any serious profitability impacts that are a result of using passenger versus freighter in increasing amounts relative to five years ago.

5.    Customs brokerage and other services revenue increased 6% but net revenue only rose 2.1% due to a 170bp y/y contraction in the net revenue margin. Could you please explain the key factors that pinched the margin? What is the current mix in net revenues between 1) customs brokerage and 2) other?

In other words unitary costs were higher in 2013 than in 2012. Custom brokerage and import services net revenue in 2013 are más o menos 70% of the customs brokerage and other net revenue amount. This lower margin was primarily due to ourTranscon business as a result of higher costs and a decision, for market considerations, to limit how much of these increased costs we would pass through to our customers.

6.    Net revenue margin (yields) expanded y/y in airfreight, while volumes decelerated through the quarter. Were yields then accelerating through the quarter due to their typical inverse relationship with volumes?

We'll start this answer by clarifying a fundamental misunderstanding that showed up in this question. Volumes did not decelerate in the second quarter. The year-over-year percentage growth in tonnage decelerated. Actual airfreight tonnage volumes accelerated throughout the quarter as one would expect. The yields declined in June relative to May, and then increased in July relative to May and June.

7.    Are you seeing any noticeable changes in lane balance in the trans-Pacific (Asia to U.S. historically having ~4x the volume as U.S. to Asia) in air and/or ocean? If so, is this a net positive or negative for your business?

From a net revenue perspective, we've seen this difference shrink somewhat. That isn't always completely indicative of associated freight volumes, but can be generally relied on as a somewhat representative proxy of actual volumes. In our book, this is a positive development.

8.    What was TEU growth and airfreight tonnage growth for July 2013 vs. July 2012?

Approximately 10% and 10%, respectively. We should also note here that it has been somewhat interesting to us that with some of the conjecture out there that implied that we had commented on our July volumes. This 8-K is the first time we've actually commented on what our July volumes were.

9.    $4.5mm in Other income – anything significant in there besides foreign exchange gains?

Nope.

10.    Historically you were comfortable with cash at about 50% of receivables. The business thrived for many years with cash at that level. Why are you running cash at 140% of receivables? Why are you not returning 100% of earning to shareholders? You could return 100% of earnings to shareholders for many years, and still fund CapEx and maintain a cash level well about 50% of receivables.

We don't ever recall making any kind of statement as to what percentage of cash as a percentage of receivables we were comfortable with.

Asking us why we are running cash at 140% of receivables is a little like asking us “Why is there air?” (apologies to Bill Cosby who once produced a record album with that title…the content of which, frankly speaking, made a lot more sense than parts of this question. Of course Bill Cosby is a comedian who gets paid to write and say things that will make people laugh). While we do have a lot of cash at the moment, hardly the worst challenge to have. As we've noted, as we're working through how best to address that “challenge” it still eludes us how the amount of excess cash on hand has any reflection in or impact on our stock price, incessant Gregorian chants “sung” by competing choirs of hooded monks burning candles in a dark room, alternatively imploring stock repurchases or dividends, notwithstanding. (We think Messrs. M&M would agree.)

While this isn't the way we look at our business, we would add that perhaps a better benchmark of liquidity when making a judgment such as this, concerning the appropriate level of excess cash that might be needed in our business, should not so much be “cash as a percentage of accounts receivable” as it should be “cash as a percentage of accounts payable and other current liabilities” (like accrued expenses, which also include accrued salaries). Since the reputational risk in our business for not meeting short-term obligations would be so devastating in which ever market it happened, we've always followed a policy in each country we operate in to insure they have sufficient buffer funds to guard against any cash shortfall. We operate in so many countries, and since moving currencies in and out of these countries is expensive, from a currency conversion standpoint, and is also quite pricey from a transaction standpoint...what could appear to be excess cash in some countries, is in fact a rational approach to keeping sufficient cash in a country to ensure nothing disruptive or embarrassing will happen while maintaining sound working capital levels and minimizing bank transaction fees. After all, banks can't be expected to move your money around for you unless there are sufficient risk free fees to be earned.

In this instance, that ratio you propose (cash as a percentage of accounts receivable) doesn't change the premise or theme of our response. We just felt we ought to point out that in evaluating cash needs in the real world, we would be a lot more concerned about how much cash we have on hand to pay those service providers and government entities, such as customs, who have a very short and inflexible timeline for payment. Just like our employees, our service providers (airlines/steamship lines) and government agencies (such as customs, who collect millions of dollars of duties from us that we advance for many of our customers on a short-term basis) work better when we make paying them a priority….or unfortunately, they may not work at all!

As to the “distributing 100% of earnings (or even 100% of Free Cash Flow as was somehow erroneously suggested by another investor) to shareholders” idea…we have always made long-term decisions believing that long-term returns compensate for any undue concerns about short-term results. Returning 100% of earnings to shareholders would be an unsustainable long-term decision which we would be disinclined to consider on the grounds that we really try hard not to do unsustainable things.

11.     I fully acknowledge the uniquely performance-oriented, client-centric culture you have built Expeditors into that has enabled the best-in-class track record that you have ably demonstrated, but in the spirit of debate, my question is this: would the emergence of an independent, third-party, transparent freight quotation platform and service provider (let's call it “Frexpedia”) disrupt your traditionally higher-touch service-oriented forwarding business model?

There has always been a certain amount of conjecture, going back nearly fifteen years now, as to why no one has been able to do for the freight market what Expedia and Travelocity and Priceline have done for moving people around the country or the globe. What you're suggesting though is a little more difficult to pull off than it is to write a question about.

In analyzing your question, as opposed to relying on the kind of “Cogito de eo. Ergo oportet possibles”3 premise you seem to be aligned with (with apologies to the French philosopher, René Descartes, for paraphrasing his famous “Cogito ergo Sum”4 philosophical proposition…and also the possible bad Latin conjugation), it would seem to us that we should start from some foundational orientation upon which to build relevant arguments. The very first thing in that foundation is the difference between what is being moved around and stored….i.e. people, who can walk, talk, drive, adjust for themselves to accommodate problems, or opportunities, or log onto the web for themselves; versus freight, which has to have all of those functions done by someone else. To quote Hamlet “Aye…there's the rub.”

Part of that “rub” is the necessity to simultaneously create a diverse network having full ground “boots on the ground” handling capability, self-configurable EDI capability and be flexible enough to maintain contacts with airlines that ensure both regularity and sufficiency of airfreight “lift” anywhere in the world someone wants to send or receive something. So given those critical service elements, now delivered by a well-motivated, well-trained human being who, in our case, is an Expeditors employee, we think the personal touch still wins out, particularly since most freight doesn't have arms, legs, mouths (thankfully) or ears.

a.    For instance, since a significant portion of air freight tends to be “unplanned” air cargo, wouldn't these volumes be a ripe target market for a hypothetical Frexpedia to take away from you and other forwarders? Couldn't Frexpedia offer a “port-to-port” quote that is lower than your quote with the support of the airline carriers (who would welcome a higher rate) if Frexpedia were to accept a lower yield compared to you? Granted, the customer (or Frexpedia) will have to handle the first and last mile as well as customs/compliance, but why should this “all-in” cost not be lower than yours and hence eat into your yields (even after accounting for the fact that you can consolidate freight and hence get a better utilization rate for capacities than any individual customer could)?

These several questions, while somewhat thought-provoking, provide a great example of what we would choose to call “extrapolative misunderstanding.” Sometimes the more one thinks about something they don't totally understand, in the absence of that “Eureka!” moment where all becomes clear, a more diverse and bizarre apparition can be conjured up. You may actually have thought about this to such an extent that you've come up with a scenario so unique in what you think we might have to worry about that it appears more possible than it really is, certainly more possible than we think it is. Does the word “Solipsism” strike any kind of a chord with you?

We're not sure where or when it became axiomatic that a “significant” portion of air-cargo freight volumes became “unplanned.” It is entirely a different thing to boldly declare that “a significant portion of airfreight” is unplanned and in fact understand the ramifications of what that statement means in the real world. At least in the way that we (and Webster's) think about it,5 unplanned means happening by chance or made or done without previous thought or preparation. When one pays what one needs to pay for airfreight, it is NOT unplanned. Unwanted, maybe; disliked, possibly; no better alternative, almost always; but definitely not done capriciously or “unplanned.”

There are several flaws in this logic from our perspective…the first one being freight consolidation profits are made, not programmed. They are made through a combination of strategic selling, effective co-ordination of physical handling and great tactical execution in combining the various mixes of freight to maximize profitability. These things cannot merely be programmed into an “APP” that is downloaded to your cell phone. We suppose that some bright young software geniuses could take time off from their intergalactic HALO battles to read up on neurological trauma and hospital economics and devise a computer model that people who are concerned about having some kind of brain disorder could use to assist in cranial invasive exploratory brain surgery without the intervention of a brain surgeon.

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3“I'm thinking about it, therefore it must be possible.”
4“I think, therefore I am.”
5Webster's dictionary definition of “unplanned” 1. happening by chance <an unplanned change in our itinerary-we got lost!> 2. made or done without previous thought or preparation<stumbled through a completely unplanned acceptance speech>

Somehow we don't think that would be a good idea, and more importantly, we don't think some person actually concerned about some kind of exploratory cranial surgery would think it would be a good idea. For that reason, we can't imagine that anyone would use a brain surgery APP to perform their own brain surgery. And by the same measure, we don't believe that “Frexpedia” is a serious threat to our business model, neurological comparisons notwithstanding. Now, what we do isn't brain surgery, but it is very complex in its requirements to co-ordinate physical handling and information management execution that makes borders disappear for people. It requires the knowledge, experience, contacts with service providers and “boots on the ground” capabilities that a couple of geniuses with a computer can't provide.

b.    Admittedly forwarders control the overwhelming majority of the air cargo volumes today, but couldn't at least a portion of this go to Frexpedia? I realize that the airlines themselves tried this in the early 90s (was it KLM?) and found to their quick horror that forwarders stopped doing business with them (which has since been an unwritten rule), but in the age of the Internet, would the emergence of an online, transparent price discovery mechanism change your long-term economics in any way? Or do customers do this quote shopping already and hence this perhaps benefits you (i.e., the cheapest quote on Frexpedia will still come from the same people due to scale/trade lane density advantages)? Additionally, are your services (like customs brokerage, compliance handling, warehousing etc.) important enough (and/or differentiated enough) for your clients that they will find switching costs high?

We think we've made our case as to why we aren't overly concerned about the emergence of a “Frexpedia.” Just as someone contemplating brain surgery would want and need the assistance and knowledge of a qualified physician. That desire to seek a doctor's care would not just be limited to the actual surgery, because they would want that doctor's expertise with everything leading up to that event as well as post-op care. You'd particularly want to be prepared for any unanticipated event that could mean the difference between life and death. Now, we are not proposing that logistical requirements usually rise to that level (although they are at times that critical), nonetheless, customers will pay, and usually want to pay, for an appropriate degree of certainty. Those other of our services that you mention are, to the shipper/consignee of freight, analogous to the same knowledge and expertise someone requiring brain surgery would want to have available to them if their neurological condition required it. So yes, while we do believe that expertise in areas like brokerage, compliance, distribution, etc., while not brain surgery, are specialized enough to dissuade someone from switching for switching's sake.

c.    What other risks do you worry about that relate to the economics of the business over the long term (leaving aside the question of global GDP /trade volume growth and all such fancy forecasting which I know you aren't fans of-I am not either).

As we note in the Strategy and Culture section of our Management Discussion and Analysis section of our 10-K and 10-Q's, we worry most about keeping our culture intact, as we have always been secure in the belief that as long as we have the best people, properly motivated and appropriately compensated to do their best job for our customers, we'll be able to navigate any challenges to our model. Being non-asset and knowledge-based gives us a tremendous advantage in adaptability.

12.    Is there a succession plan in place at the company in the event that something unforeseen happens to Mr. Rose and/or any of the named executive officers?

Should something happen to Peter or James Wang, his founding partner, the continuity of the leadership of our Company would be assured. While no one could take their respective places, there are any number of members of Senior Management who, having been developed and mentored by Peter and James, would be capable of carrying on the great legacy they have created. Who that would be would be dependent on the particular needs of the Company at that particular time. While our Senior Management team maintains a fairly low public profile, we can assure you that we believe we have a very deep and very experienced bench.

Succession planning is ultimately under the purview of the Board of Directors. Peter has no set plans as to when he will retire. We would refer you to our response to Question 2 of our 8-K filed on 22 May 2013. Certainly there has been nothing discussed at this stage that would require public disclosure.

13.    You have noted the headwinds the company faces as customers decrease size and weight specifications of products shipped, including PCs.  I was wondering if you could point to any particular kinds of heavier and/or larger products that you have historically moved that are currently experiencing what is in your view more of cyclical downdraft (e.g., machinery, components, etc)  vs. a secular one such as PCs (just to name a few potential examples).

First off, we wouldn't call them “headwinds.” Words can be powerful creators of image and vision. The “vision” conjured up by using the word “headwind” overstates (in our humble opinion) the challenges of decreasing size and weight specifications. This is more an adaption issue. Darwin's theory of survival of the fittest is probably applicable to some degree. Having done prudent things when times were good, and having remained flexible by being true to our non-asset model, we're very well positioned to adjust the “tack” of our sails, to invoke a nautical analogy, to whatever course we have to follow to get to where our customers need us to be.

Much of what occurred in the tech industry last year (2012) was related to timing of product development and releases, a very slow, very uncertain economy that had people “sitting on their hands” with respect to capital goods purchases and an airline industry that had over-invested, and over deployed assets in anticipation of a continuation of 2011 business trends, when in fact the impact on the supply-chain because of these smaller and lighter tech devices had begun to impact the market in the later part of 2011.

With respect to cyclical downdrafts, (which sounds conspicuously like something you'd encounter while operating in a pedal-powered version of the Goodyear Blimp) we're still seeing plenty of opportunities for airfreight. The market is a little different than in past years because of changes in passenger versus dedicated freighter fleets, however the exigencies of managing a dynamic supply-chain means there will always be high value, time-definite cargo moving through the supply-chain that will need to go by airfreight. A lot of PC's still get shipped by air. There are many other things that get shipped by air, that are smaller and lighter which “disrupted” the lower end PC's place in the airfreight supply-chain as lower-end PC's seek more economical, less time critical modes of transportation

14.    Freight forwarders have been taking larger market share of shipping volume for many years. Do technology changes or advances in the industry have the potential to disrupt this long-term trend?

We don't think so. Freight forwarders as people thought of them twenty years ago are an anachronism and no longer really exist. Today, the function formerly known as “freight forwarders” has evolved, certainly in companies of size and scale to be a “logistics provider”…a company which needs to have expertise much more inclusive than just someone who “forwards freight.” Logistics providers need to be very active supply-chain participants, in multiple facets of supply-chain execution. The wider the logistics providers' footprint within the logistics supply-chain, the more critical they become to their customers' overall supply-chain. We pride ourselves in providing, managing, maintaining, safeguarding and enhancing our customers' supply-chains. Our logistics capabilities extend far beyond traditional freight forwarding and are in fact sophisticated supply-chain management functions.

15.    Could you talk about the roots and evolution of Expeditor’s culture, what role it has played in your success, and your confidence that it will be successfully passed to the next generation of leaders?

Expeditors was conceived one night in Lantau Island (just off of Hong Kong) during “the winter of discontent” experienced by two experienced transportation executives, both vice-presidents in their existing company. This meeting, which started out as a dinner between Peter and James over thirty years ago was seminal in creating the foundations of Expeditors culture. At the core of their discontent were the policies and attitudes of their then employer. Peter and James thought they had recruited and trained great people in their respective divisions. Their ability to grow those respective divisions' business was hampered by policies that didn't bring the best out in their people. This, accordingly, limited their ability to service the needs of the customers and expand their market share.

The thought was to create a company where employees would be free to service the needs of the customer first and would be properly motivated to do so by instituting a very liberal profit sharing plan. Peter's quote was “We wanted to create a company where we could do well for the employees who would then do well for the customers who would do well for ourselves, whatever that meant.”

The core beliefs were later codified into our mission statement:

To set the standard for excellence in global logistics through total commitment to quality in people and customer service, with superior financial results.

These were later augmented with our cultural values of:

1.	Appearance
2.	Confidence
3.	Curiosity
4.	Excellence
5.	Pride
6.	Visionary
7.	Attitude
8.	Sense of Humor
9.	Integrity
10.	Resolute

These values to us are real. They are the core concepts that drive our customer service philosophy. Those who come to Expeditors and embrace and incorporate these values (i.e. those who “get it”) do well. Those who refuse to recognize the importance of these values do not stay. Not so much because they are forced out, but because they are uncomfortable working in an environment where these values are the hallmark of everything we do.

And finally, perhaps the greatest affirmation of the importance of our culture is the recognition by those who “get it” that you can't “get it” without becoming an active participant in the both the culture's preservation and perpetuation.

16.    What are the key issues and trends that you think will shape the forwarding industry over the next 3 – 5 or more years?

Recruiting and retention, technology, training, regulation, data governance and utilization, customer expectations and productivity.

Our industry, at least our part of it as we hesitate to speak for others, will continue to adapt to the need to be more productive, to improve both the quality and utilization of our own data and also find creative ways to meet the needs of our customers'.

Regulations will become more stringent and require greater transparency and more comprehensive and co-ordinated global compliance programs.

The need for effective training to help our people continue to understand how to increase productivity, how to manage and deliver data-centric customer facing solutions (analytics, more sophisticated reporting, etc.) as well as comply with the ever-expanding litany of regulations spewing forth from multiple government organizations around the globe that will only intensify.

All of the above are dependent to one degree or another of Expeditors being able to not just keep up with technology but continue to find more and more opportunities to leverage our people's intellectual capital through the innovative use of technology.

Recruiting and retaining the right kinds of people to carry on the legacy of our culture, with superior and differentiating customer service at the pinnacle of our objective will be even more important and remains, as always, at the very top of our priorities. At the end of the day, to correctly address AND resolve any and all of these issues, or others that might come our way that are yet unforeseen, the only security we ultimately have is having the right people doing the right things.

17.    Any sense as to whether the rate of consolidation within the industry is accelerating? If so, what’s driving it?

No, not really. If anything we think the rate of consolidation has slowed…there are only a few major players left.

18.    Is it harder to grow share in a lower-growth environment?

No, it's just harder to measure growth in share in a lower-growth environment.

19.    Could you talk about your revenue distribution by vertical relative to the trade lanes you operate in and what the reasons are for your over or under penetration and how you expect this may change over time?

Based on looking at the activity for our top 250 accounts for the month of July, our mix, allowing for a certain amount of subjectivity in the categorization process that can sometimes defy finite description, we think a pretty good estimate of our global net revenue mix would look pretty much as follows:

Retail	28%
High-tech	28%
Consumer products	12%
Industrial/Manufacturing	9%
Automotive	8%
Oil and energy	8%
Healthcare/Pharma	5%
Other	2%

Retail and high-tech, each, have historically hovered between 30-33% of our business for years on an annual basis. If our recollections of history are indicative of the next couple of months, both of these mixes should increase somewhat, on a relative basis, as we work our way through the pre-holiday season. Over time we would hope to see healthcare grow as a relative percentage, as well as oil and energy. We still think retail and high-tech customers, at least as we have categorized them, to be incredibly important and dominant consumers of transportation resources.

One other item that should be addressed at this point. We have calculated this mix estimate based on net revenue as opposed to gross revenue. We have done this because, in management's opinion, net revenue is the most effective way to highlight Expeditors' exposure to these particular market verticals. Net revenue, as we have long said, is what we consider the most relevant internal measure for management purposes. Net revenue has now been relegated to a “Non-GAAP” measure by those “powers that be” who are entrusted with keeping the accounting and financial reporting candles burning bright and pure. To that end, we are then obligated to point out that net revenue is calculated by taking gross revenue, or amounts actually billed to customers (excluding pass-through advances), and subtracting the direct costs of transportation (i.e. amounts billed to us by our third-party service providers to effect the transportation services). It should also be pointed out that we're one to produce these numbers on a gross revenue basis, the percentages could look different...and while that would be interesting, in management's opinion, it would not be nearly as relevant to Expeditors as would the mix analysis done using net revenue.

20.    In aggregate, what is the revenue split between transportation-based revenues where you earn a spread between what you buy capacity at and what you charge shippers versus fee based revenues? Are you increasingly being paid for your intellectual and systems capabilities?

From a pure revenue perspective, quite large. From a net revenue perspective, más o menos 3 to 1. We are being paid for our intellectual and systems capabilities, sometimes not directly, if we did not have them, we would not be the Company we are today with the customers we enjoy.

21.    Is having end-to-end multi-modal global network capability more important now versus historically? If so, why? What percent of your customer base requires this of you?

Yes, because there are more diverse locations where connecting infrastructure still lags factory development and it often takes integrated multi-modal capability to get the customers' freight where it needs to go.

22.    EXPD's 2Q13 airfreight tonnage growth in the APAC region was +7%. How much of this growth is considered to be “share gains” versus “underlying market growth?”

We're actually not sure. If you look at some of the underlying data out there, you'd have to conclude most of it.

23.    What is your perspective on the current economic environment in emerging markets such as China and India? Are you still as optimistic about the long-term growth potential for China and India as you have been in the past?

These economies have a tremendous amount of capacity. So much of what people see as a concern, however has at its fundamental core, a weak global economy. Both these countries, and most of the other BRICS created an export-driven economy, where the majority of the customers were in Europe and North America. There is hardly a day that goes by recently where the articles in the paper or on the internet don't raise their clarion voices to warn of impending crises in some part of the BRICS. This is not a world for the faint of heart. Our long built foundation of financial stability emphasizes the need to be sure-footed in avoidance of the financial and operational quicksand that may from time to time present itself. That said, Expeditors was founded amidst a recession, expanded into Europe in another recession, and has aggressively made investments in the midst of recessions. We've found this is the best time to make investments. No one makes money investing “at the top of the market.”

We're not economists. We don't predict anything. Accordingly, we're not forecasting growth rates in China and India. What we do believe is that as global demand improves, as it has over the last year, the majority of the opportunities to fill that demand will continue to be serviced in China and India. People, we think, overlook the tremendous infrastructure that already exists in China and India. Strong internal economic growth is paramount for the political success of the governments of India and China. That growth will not occur if the global economy does not provide demand for products manufactured in China and India. We have great offices in both these countries and will continue to invest and develop as opportunities arise…and we think that they will still arise.

24.    To what degree has the development of EXPD's Transcon product been a driver of the company's return to above-market airfreight growth in 2013? When do you expect the product to be fully rolled out in China, India and Europe?

The Transcon product has not driven airfreight growth. Its influence is unrelated to airfreight growth. There is an element of the Transcon product, the service portion, that moves the domestic legs of international shipments on the same truck that they move the traditional point-to-point domestic Transcon business. The product is operating on a large scale in Europe, is functioning well and growing in India and has been recently introduced in China and is making good progress.

25.    What percent of your Transcon volumes handled in North America are completely unaffiliated with inbound or outbound AF or OF shipments? In other words, is the Transcon product ever used strictly as a domestic brokerage service; or is it solely used as a service line extension for more traditional import/export shipments?

To the extent it is used as an extension for more traditional import/export shipments, there is not Transcon revenue per se, as it is providing service to the airfreight or ocean freight departments. While trucks are used in the majority of instances to meet customers' needs, we handle domestic airfreight as well. We do not do domestic truck brokerage. There are a lot of things that Transcon is, truck brokerage is one thing it is not.

26.    The $28.0 million average quarterly expense for Other Costs in 2013 is well below the quarterly average of $32.6 million during 2011-2012. Understanding that recent periods' expenses included elevated (and hopefully non-recurring) legal fees associated with various industry inquiries, is the $28 million quarterly average experienced during 2013 an appropriate estimate for 2H13 and 2014?

Projecting “Other” is always an interesting exercise. Given that “Other” is “Other,” there is an element that is obviously non-predictable. Over the years, we feel that there is a greater relationship with “Other” as a percentage of net revenue and total costs than there is a correlation to a “fixed” number. It is fixed variable, as opposed to fixed…and there is an element that shows up when it shows up. We guess the best thing we can tell you is to try to look at it as we do…which is we assume it will be kind of constant…we manage to try to keep it constant…and sometimes we're surprised, unfortunately both ways. It is unfortunately one of those things where the English would say “You pays your money and you takes your chances.” Fortunately, issues like the legal fees you refer to are not usual. We have been able to get a lot of operating leverage over the years from our efficient management of the fixed variable kinds of costs that fall in the “Other” category.

27.    Will you compare the profile of your Transcon product's average payment cycle, gross margin and return on capital to that of an airfreight or ocean freight shipment?

Because much of Transcon has value-added fee-based services attached to it, the gross margin percentage is somewhat higher than standard airfreight and ocean freight gross margins. Payment cycles are the same. With respect to return on capital, we've never stopped to calculate it, primarily because in a non-asset environment, it would be too difficult to isolate the capital unique to Transcon from the capital allocated to other products. Suffice to say from every benchmark measure we find important, Transcon is a stellar performer.

28.    We are trying to develop a framework for valuing Expeditors' Customs Brokerage and Other Services business as a “part” of the “Sum-of-the-Parts” of EXPD (realizing that it is integrated and integral to the freight forwarding business). We have attempted to calculate an Operating Income figure for just the Customs Brokerage and Other Services business but after reviewing EXPD filings we can't calculate an approximate number since Net Revenue is provided but assets, D&A, etc. by segment are not available. Below, I have outlined some questions that would help us as we review the Customs Brokerage segment, but would appreciate it if you could provide any assistance on how we should think about calculating historical Operating Income for this segment.

*
Employee Function: Of the 3 functions provided (Sales & Marketing and Customer Service, Operations, and Technology, Finance and Administration), how should we think about the breakdown between freight forwarding related employees and Customs Brokerage and Other related employees?

*	Employees by Geography: Same question on breakdown between freight forwarding related employees and Customs Brokerage and Other employees by geography.

*
Operating income per employee: company-wide, EXPD has generated an average of ~$39,000 EBIT/employee annually over the past 5 years. Would Customs Brokerage be higher or lower than the corporate average for EBIT/employee?

*
Capital Intensity (perhaps a misnomer for anything EXPD-related): EXPD has provided a “rule of thumb” for forward year maintenance capex as % increase in total assets plus current year depreciation. Does the Customs Brokerage segment have the same maintenance capex dynamics?

We initially thought answering this question might provide some useful insight and information. We were wrong. After looking at this information, regardless of whatever number could be crafted up for the value of the brokerage business on a stand-alone basis, we're pretty sure it would be wrong. While you did acknowledge it's an “integrated and integral” part of our business, you've failed to realize that being integrated and integral, its stand-alone value can't be segregated.

Basically we don't think of our products in this kind of segregated manner. They are meant to integrate, and at our most important operating unit level, one of our operating branches, they are totally integrated. For instance, we don't segregate assets by product and we have a large volume of branch head count that are “integrated” in the sense that they provide services to all of the branch departments, not just one department. How they would be allocated by the branches to the respective branch operations is no small exercise and, at the end of the day, at the branch level, likely a somewhat subjective one.

After scratching our heads a bit, we realized that we really couldn't do anything to answer this question without making and explaining a lot of assumptions. Allocation of direct headcount is doable, but the method by which you allocate indirect headcount in some kind of a uniform manner, as we said, is actually very complex.

We realize that this might sound like a strange thing to say, but given that we are somewhat sure that we not only couldn't do this valuation, we're absolutely sure that we wouldn't. We're confident if this had any value at all in how we manage our business, we would have already attempted it. This product, our customs product, is the most integrated of all our products, and as such, defies segregation in any meaningful way up to and including mathematical self-flagellations.

Glossary of Terms

Electronic Data Interchange (EDI)
"EDI can be formally defined as the transfer of structured data, by agreed message standards, from one computer system to another without human intervention." Wikipedia, www.wikipedia.org

Free Cash Flow (Non-GAAP measure)
A Non-GAAP term defined as cash flow from operations less capital expenditures.

Más o Menos
A popular Spanish phrase which, translated into English, means more or less.

Net Revenues (Non-GAAP measure)
We commonly refer to the term “net revenues” when commenting about our company and the results of its operations. Net revenues are revenues less directly related operations expenses attributable to the Company's principal services. We believe that net revenues are a better measure than are total revenues when analyzing and discussing our effectiveness in managing our principal services since total revenues earned as a freight consolidator must consider the carriers' charges to us for carrying the shipment, whereas revenues earned in other capacities include primarily the commissions and fees actually earned by us. Net revenue is one of our primary operational and financial measures and demonstrates our ability concentrate and leverage purchasing power (buy rates) through effective consolidation of shipments from customers utilizing a variety of transportation carriers and optimal routings. Using net revenues also provides a commonality for comparison among various services.

Non-Vessel Operating Common Carrier (NVOCC)
"A cargo consolidator in ocean trades that will buy space from a carrier and re-sell it to smaller shippers. The NVOCC issues bills of lading, publishes tariffs and otherwise conducts itself as an ocean common carrier, except that it will not provide the actual ocean or intermodal service." Federal Maritime Commission, www.fmc.gov
Transcon
Transcon is a multi-modal time-definite non-asset based domestic forwarding product which also offers high-end value added services.

While most “Transcon” services are primarily executed through the use of trucks, it is not a trucking product. There are Transcon (domestic) air shipments and while we don't do much at this point in time, Transcon could be adapted to incorporate intermodal rail solutions as well. The part of Transcon the customers find appealing is the ability to have the same visibility and span of control on their critical time definite domestic shipments that they have become accustomed to in their time definite international shipments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

September 17, 2013	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

September 17, 2013	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer

September 17, 2013	/s/ BRADLEY S. POWELL
Bradley S. Powell, Senior Vice President and Chief Financial Officer